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                                                                     EXHIBIT 5.1

                [HELLER EHRMAN WHITE & MCAULIFFE LLP LETTERHEAD]

July 15, 2003

Digital Theater Systems, Inc.
5171 Clareton Drive
Agoura Hills, CA 91301

Re: DIGITAL THEATER SYSTEMS, INC. - REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have acted as counsel to Digital Theater Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of (i) 3,000,000 shares of Common Stock under the Company's 1997 Stock Option Plan, 2002 Stock Option Plan and 2003 Equity Incentive Plan (collectively, the "Incentive Plans") and
(ii) 500,000 shares of Common Stock under the Company's 2003 Employee Stock Purchase Plan and 2003 Foreign Subsidiary Employee Stock Purchase Plan (collectively, the "Purchase Plans"). All of such shares are collectively referred to herein as the "Shares."

      This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

      We have examined the originals, or photostatic or certified copies, of the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plans and the Purchase Plans. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

      Based on the examination described above, subject to the assumptions stated, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to the provisions of option agreements duly authorized under the Incentive Plans, and in accordance with stock purchase agreements under the Purchase Plans, and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

      This opinion is limited to the federal law of the United States of
America, and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the
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                                                                   July 15, 2003


laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

      We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plans, the Purchase Plans or the Shares.

                              Very truly yours,

                              /s/ Heller Ehrman White & McAuliffe LLP